Exhibit 23

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Origin Bancorp, Inc. (the “Company”) on Form S-8 (No. 333-226115) of our report, dated February 28, 2019, on our audits of the consolidated financial statements of the Company as of December 31, 2018, and 2017, and for each of the years in the three-year period ended December 31, 2018, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BKD, LLP

Little Rock, Arkansas
February 28, 2019